UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 22, 2020

OneWater Marine Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39213	83-4330138
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6275 Lanier Islands Parkway Buford, Georgia	30518
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (678) 541-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	ONEW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement

On July 22, 2020 (the “Closing Date”), OneWater Marine Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”), by and among One Water Assets & Operations, LLC, a Delaware limited liability company (“Opco”), One Water Marine Holdings, LLC, a Delaware limited liability company (“One Water LLC”), Singleton Assets & Operations, LLC, a Georgia limited liability company, Legendary Assets & Operations, LLC, a Florida limited liability company, South Florida Assets & Operations, LLC, a Florida limited liability company, Midwest Assets & Operations, LLC, a Delaware limited liability company, Bosun’s Assets & Operations, LLC, a Delaware limited liability company, South Shore Lake Erie Assets & Operations, LLC, a Delaware limited liability company, as Guarantors, and the other Guarantors from time to time party hereto, with Truist Bank as administrative agent, collateral agent, swingline lender and issuing bank, SunTrust Robinson Humphrey, Inc. and Synovus Bank as joint lead arrangers and joint bookrunners, Synovus Bank as documentation agent, and the lenders from time to time party thereto. All capitalized words used but not defined herein have the meanings assigned in the Credit Agreement

The Credit Agreement provides for a $30.0 million revolving credit facility that may be used for revolving credit loans (including up to $5.0 million in swingline loans) and up to $5.0 million in letters of credit from time to time, and a $80.0 million term loan, which was advanced in full on July 22, 2020. Subject to certain conditions, the available amount under the revolving credit facility and the term loans may be increased by $50.0 million in the aggregate. The revolving credit facility matures on July 22, 2025. The term loan is repayable in installments beginning on March 31, 2021, with the remainder due on July 22, 2025.  There were no borrowings outstanding under the revolving credit facility on the Closing Date.

Borrowings under the Credit Agreement bear interest, at Opco’s option, at either (a) a base rate (the “Base Rate”) equal to the highest of (i) the prime rate (as announced by Truist Bank from time to time), (ii) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (iii) the Adjusted LIBO Rate (defined below) determined on a daily basis for an interest period of one month, plus 1.00%, or (iv) 1.75%, plus an applicable margin of up to 2.00%, or (b) the rate per annum obtained by dividing (i) the London Interbank Offered Rate for such interest period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage (the “Adjusted LIBO Rate”) plus an applicable margin of up to 3.00%. Interest on swingline loans shall be the Base Rate plus an applicable margin of up to 2.00%. All applicable interest margins are subject to stepdowns based on certain consolidated leverage ratio measures.

The Credit Agreement is subject to certain financial covenants related to the maintenance of a minimum fixed charge coverage ratio and a maximum consolidated leverage ratio. The Credit Agreement also contains various covenants and restrictive provisions that, among other things, limit the ability of the Company and its subsidiaries to (i) incur additional debt, guarantees or liens; (ii) consolidate, merge or transfer all or substantially all of its assets; (iii) make certain investments, loans or other restricted payments; (iv) modify certain material agreements or organizational documents and (v) engage in certain types of transactions with affiliates.

Opco may, subject to certain parameters, voluntarily prepay amounts due under the Credit Agreement. Unless otherwise waived by each Lender directly and adversely affected thereby, Opco must make mandatory prepayments upon the occurrence of certain events and transactions, including, among other things, (i) certain sales and dispositions of the Company or its subsidiaries’ property and certain casualty events, (ii) the incurrence by the Company or its subsidiaries of certain indebtedness and (iii) beginning with the fiscal year ending September 30, 2021, a percentage of excess cash flow of the Company and its consolidated subsidiaries for each fiscal year based on the consolidated leverage ratio as of the end of such fiscal year.

An event of default under the Credit Agreement includes, among other events, (i) failure to pay any principal of any loan when due and payable, (ii) failure to pay interest, fees and other amounts when due and payable and when such failure continues unremedied for a period of five business days, (iii) failure to observe or perform certain covenants or agreements contained in the Credit Agreement (subject to certain grace periods), (iv) commencement of an involuntary proceeding or filing of a voluntary petition seeking liquidation, reorganization or other relief against the Company or any of its material subsidiaries, subject to certain conditions, (v) inability of the Company or any of its material subsidiaries to pay its debts as they come due and (vi) the occurrence or existence of a change in control.

The Credit Agreement is collateralized by certain real and personal property (including certain capital stock) of the Company and its subsidiaries in which liens are granted under the related collateral documents. The collateral under the Credit Agreement does not include inventory and certain other assets of the Company’s subsidiaries financed under the Inventory Financing Facility (defined below).

On the Closing Date, Opco and certain of its subsidiaries repaid in full all indebtedness outstanding under the then-existing credit facility evidenced by the Amended and Restated Credit Agreement, dated as of February 11, 2020 (the “Former Credit Facility Agreement”), among Opco, the Company, One Water LLC, certain other subsidiaries of the Company party thereto, the lenders from time to time party thereto and Goldman Sachs Specialty Lending Group, L.P., as administrative agent and collateral agent and, in connection with such repayment, all commitments thereunder were terminated and all all guarantees and security interests granted in connection therewith were released (the “Refinancing”).

The proceeds of the term loan portion of the Credit Agreement, together with cash on Opco’s balance sheet, have been used (i) to pay for the Refinancing, (ii) to pay the fees and expenses incurred in connection with the Refinancing and (iii) for working capital and general corporate purposes.

The foregoing description is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

First Amendment to Sixth Amended and Restated Inventory Financing Agreement

On the Closing Date, the Company, One Water LLC, Opco and certain of Opco’s subsidiaries entered into the First Amendment (the “First Amendment”) to Sixth Amended and Restated Inventory Financing Agreement (the “Inventory Financing Facility”) with Wells Fargo Commercial Distribution Finance, LLC as agent for the lenders from time to time party thereto, and such lenders. All capitalized words used but not defined herein have the meanings assigned in the First Amendment.

The First Amendment amends the Inventory Financing Facility, to, among other things, address the Refinancing, permit the amount of indebtedness allowed under the Credit Agreement to be $160.0 million (which includes the $50.0 increase facility under the Credit Agreement), permit the payment of fees and expenses in connection with the termination of the Former Credit Facility Agreement and the payment of present and future transaction costs incurred in connection with the negotiation, closing and ongoing administration of the Credit Agreement.

The foregoing description is qualified in its entirety by reference to the full text of the First Amendment, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the entry into the Credit Agreement on the Closing Date, Opco and certain of its subsidiaries repaid and terminated the Former Credit Facility Agreement. Inclusive of principal, interest and fees, and after applying the funds from the term loan under the Credit Agreement, Opco repaid an aggregate amount of $30.8 million under the Former Credit Facility Agreement. The Former Credit Facility Agreement provided for loans up to an aggregate principal amount of $110.0 million, which consisted of a $100.0 million senior secured multi-draw term loan facility, a $10.0 million senior secured revolving credit facility and an uncommitted and discretionary multi-draw term loan accordion feature of up to $20.0 million. The Former Credit Facility Agreement would have matured on February 11, 2025. The Former Credit Facility Agreement was collateralized by certain real, personal and mixed property (including certain capital stock) of the Company but did not include inventory and certain other assets of the Company’s subsidiaries financed under the Inventory Financing Facility. The Former Credit Facility Agreement bore interest at a rate that was equal to, at the Company’s option, (i) the London Interbank Offered Rate for such interest period (subject to a 1.50% floor) plus an applicable margin of up to 7.00%, subject to step-downs to be determined based on certain financial leverage ratio measures, or (ii) a base rate (subject to a 4.50% floor) plus an applicable margin of up to 6.00%, subject to step-downs to be determined based on certain financial leverage ratio measures.

The Credit Agreement described in Item 1.01 of this Current Report on Form 8-K replaced the Former Credit Facility Agreement. The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02 of this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure

On July 22, 2020, the Company issued a press release announcing the Refinancing. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated into this Item 7.01 by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit Number	Description
10.1¥
Credit Agreement, dated as of July 22, 2020, by and among One Water Assets & Operations, LLC, One Water Marine Holdings, LLC, OneWater Marine Inc., the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, Truist Bank, SunTrust Robinson Humphrey, Inc. and Synovus Bank.

10.2
First Amendment to Sixth Amended and Restated Inventory Financing Agreement, dated as of July 22, 2020, between Wells Fargo Commercial Distribution Finance, LLC as Agent for the several financial institutions that may from time to time become party thereto and Dealers that may from time to time become party thereto.

99.1	Press Release issued by OneWater Marine Inc., dated July 22, 2020.*

*	Furnished herewith.

¥
Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission on request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONEWATER MARINE INC.

	By:	/s/ Jack Ezzell
		Name:	Jack Ezzell
		Title:	Chief Financial Officer
Dated: July 24, 2020